Exhibit 99.1

Vertical Data Appoints Chris Downs as Interim Chief Financial Officer

Public Company CFO with Capital Markets and Governance Experience to Lead the Company’s Proposed Uplisting

LAS VEGAS, NV / ACCESS Newswire / August 18, 2026 / Vertical Data Inc. (OTCQB:VDTA) (“Vertical Data” or the “Company”), operator of VerticalData.io, GPUfinancing.com and Vertical Edge, today announced the appointment of Chris Downs as Interim Chief Financial Officer, effective August 17, 2026. He will also serve as the Company’s principal financial officer and principal accounting officer.

As Interim Chief Financial Officer, Downs will lead the Company’s finance and accounting functions, with a primary near-term focus on the Company’s planned uplisting of its common stock from the OTCQB® Venture Market to a national securities exchange. Prior to this appointment, he advised the Company as a consultant on its finance, reporting and uplisting activities.

“Chris is joining Vertical Data at an important inflection point in our growth,” said Deven Soni, Chairman and Chief Executive Officer of Vertical Data. “Chris has spent most of the past decade as the Chief Financial Officer of a Nasdaq-listed company, and has built a career around exactly the work in front of us: listing compliance, capital markets execution and the reporting and governance foundation a company needs to operate as a public company and exchange listed issuer. That experience maps directly to our primary near-term objective of uplisting to a national securities exchange.”

Downs most recently served for approximately six years (November 2019-March 2026) as Chief Financial Officer of CNS Pharmaceuticals, Inc., where he led the company’s financings, including follow-on, PIPE, at-the-market and equity line transactions, and directed its SEC regulatory and Nasdaq compliance and governance modernization. He previously served as Interim Chief Financial Officer of InfuSystem Holdings, Inc., where he led the company through an SEC restatement and a series of refinancings that significantly reduced its cost of debt over three years, and as a director and Audit Committee Chair of EBET, Inc. Earlier in his career, he advised on more than $4 billion of announced M&A transaction value as a healthcare investment banker at Citigroup, Alterity Partners and Maren Group. Across his career he has raised and arranged more than $285 million of capital across public equity, private placements and asset-based lending.

“Vertical Data sits at the center of the rapid buildout of AI computing infrastructure, across GPUs, financing and facilities,” said Downs. “My focus from day one is executing the uplisting and strengthening the financial foundation of reporting, controls and capital structure to support the Company’s growth as a listed company.”

Downs is a Certified Public Accountant, a Certified Treasury Professional and a Certified Corporate FP&A Professional. He holds an M.B.A. from Columbia Business School, an M.S. in Accounting from the University of Houston–Clear Lake and a B.S. in Economics from the United States Military Academy at West Point.

Christopher Creatura, who previously served as Chief Financial Officer, has been appointed Chief Credit Officer of the Company, where he will lead credit and underwriting for the GPUfinancing.com platform.

“I want to thank Christopher Creatura for his contributions as Chief Financial Officer since the Company’s founding,” said Soni. “His move to Chief Credit Officer puts him where his experience creates the most value as we scale GPU financing.”

About Vertical Data Inc.

Vertical Data Inc. (OTCQB:VDTA) is an AI infrastructure company operating three platforms. VerticalData.io provides enterprise GPU provisioning and managed infrastructure. GPUfinancing.com arranges structured financing for GPU deployments. Vertical Edge holds equity in the data centers the Company sources, develops, leases and manages. Together, the three platforms deliver hardware, financing and facilities under one company. For more information, https://verticaldata.io/investor-relations/

Investor Relations Contact:

Meyling Castillo Rios

Vertical Data Inc.

Email: meyling@verticaldata.io

Website: verticaldata.io/investor-relations

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of applicable securities laws. Many of the forward-looking statements contained in this press release can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate” and “potential,” or the negative of these terms or other similar expressions.

Forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements regarding the Company’s management transition, its pursuit of an uplisting to a national securities exchange, its GPU financing initiatives, and its business strategy and objectives. These statements are based on current assumptions and expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks include, but are not limited to, market conditions, availability of capital, execution risks, the Company’s ability to satisfy the quantitative and qualitative requirements for listing on a national securities exchange, and other factors beyond the Company’s control. There can be no assurance that the Company’s listing application will be approved.

These risks should not be construed as exhaustive and should be read together with the other cautionary statements included in our Annual Report on Form 10-K for the year ended September 30, 2025, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2025, March 31, 2026 and June 30, 2026, as well as subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SOURCE: Vertical Data Inc.